Delisting Determination, The Nasdaq Stock Market, LLC, July 2, 2025,
Plum Acquisition Corp. III.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Plum Acquisition Corp. III.
effective at the opening of the trading session on July 21, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule IM-5101-2.
The Company was notified of the Staff determination on July 30, 2024.
On August 5, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On August 23, 2024, the Company was notified of an additional Staff determination because the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1).
On September 5, 2024, the hearing was held. On September 18, 2024, the Panel reached a decision and a Decision letter was issued on said date. On September 23, 2024, the Panel issued a decision modification to the Company.
On November 25, 2024, Staff issued an Additional Staff
Delist Determination letter because the Company was in violation of Listing Rule 5250(c)(1), again.
On January 24, 2025, the Panel reached a decision and decided to suspend the Company from the Exchange. The Company securities were suspended on January 28, 2025. The Staff determination to delist the Company securities became final on March 10, 2025.